 Exhibit 99.1

SANTA LUCIA BANCORP AND SUBSIDIARY

CONSOLIDATED FINANCIAL STATEMENTS
WITH
INDEPENDENT AUDITOR’S REPORT

CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM   1

FINANCIAL STATEMENTS

   Balance Sheets                             2
   Statements of Earnings                                                                                                        3
   Statements of Shareholders’ Equity                     4
   Statement of Cash Flows                         5

   Notes to Financial Statements                    6 through 31

      REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Santa Lucia Bancorp and Subsidiary

We have audited the consolidated balance sheets of Santa Lucia Bancorp and Subsidiary (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of earnings, cash flows and shareholders’ equity for the three years ended December 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Santa Lucia Bancorp and Subsidiary as of December 31, 2010 and 2009, and the results of its operations and cash flows for the three years ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note R to the financial statements, the Company consented to the issuance of a Written Agreement by its federal regulator on December 23, 2010.  The Agreement places significant requirements on the Company.  Failure to comply with the terms of the Agreement may result in additional enforcement action against the Company.

Laguna Hills, California
March 2, 2011

SANTA LUCIA BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
December 31, 2010 and 2009

	(in thousands)
ASSETS	2010	2009
(in thousands)
Cash and due from banks	$4,920	$6,588
Federal funds sold/EBA Balance at FRB	15,499	2,500
TOTAL CASH AND CASH EQUIVALENTS	20,419	9,088
Securities available for sale	32,542	40,990
Loans, net	176,750	198,099
Premises and equipment, net	7,735	8,223
Deferred income tax assets	273	1,429
Cash surrender value of life insurance	4,566	5,391
Federal Reserve and Federal Home Loan Bank stock, at cost	1,531	1,643
Other Real Estate Owned	2,123	428
Accrued interest and other assets	3,862	4,632
TOTAL ASSETS	$249,801	$269,923
LIABILITIES & SHAREHOLDER EQUITY
Deposits
Noninterest-bearing demand	$68,328	$69,851
Interest-bearing demand and NOW accounts	13,089	14,215
Money market	41,758	37,396
Savings	28,112	27,478
Time certificates of deposit of $100,000 or more	51,195	52,146
Other time certificates of deposit	31,385	37,637
TOTAL DEPOSITS	233,867	238,723

Long-term borrowings	5,155	6,154
Accrued interest and other liabilities	3,234	2,016
TOTAL LIABILITIES	242,256	246,893

Commitments and contingencies (Note N)	-	-
Shareholders' equity
Preferred Stock - Series A	3,879	3,839
Common stock - no par value; 20,000,000 shares authorized;
issued and outstanding: 2,003,131 shares at December 31,
2010 and 1,961,334 shares at December 31, 2009	10,665	10,349
Additional paid-in capital	956	814
(Accumulated Deficit)Retained earnings	(7,613)	7,698
Accumulated other comprehensive income-net unrealized
(loss)/gain on available-for-sale securities, net of taxes
of $-0- in 2010 and $231 in 2009	(342)	330
TOTAL SHAREHOLDERS' EQUITY	7,545	23,030
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$249,801	$269,923

See Accompanying Notes

SANTA LUCIA BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF EARNINGS
Years Ended December 31, 2010, 2009, and 2008

	(in thousands, except per share data)
	2010	2009	2008
Interest income
Interest and fees on loans	$11,456	$12,355	$12,994
Federal funds sold	14	5	24
Investment securities - taxable	998	1,319	2,052
Investment securities - nontaxable	119	172	206
	12,587	13,851	15,276
Interest expense
Time certificates of deposit of $100,000 or more	893	1,139	1,411
Other deposits	1,266	1,613	1,864
Long-term debt and other borrowings	132	269	602
	2,291	3,021	3,877
Net interest income	10,296	10,830	11,399
Provision for loan losses	15,198	5,460	975
Net interest income after
provision for loan losses	(4,902)	5,370	10,424
Noninterest income
Service charges and fees	479	517	554
Dividends on cash surrender value of life insurance	236	240	230
Gain on sale of investment securities	588	225	108
Other income	307	254	219
	1,610	1,236	1,111
Noninterest expense
Salaries and employee benefits	5,176	5,359	5,650
Occupancy	647	663	652
Equipment	574	633	669
Professional services	823	638	601
Data processing	483	520	505
Office expenses	420	413	392
Marketing	377	402	428
Regulatory assessments	717	511	168
Directors' fees and expenses	354	351	327
Messenger and courier expenses	91	95	123
OREO Related Expense	589	-	-
Other	404	280	248
	10,655	9,865	9,763
(Losses)/Income before income taxes	(13,947)	(3,259)	1,772
Income tax, expense(benefit)	807	(1,434)	(633)
Net (losses)/income	$(14,754)	$(1,825)	$1,139

Dividends and Accretion on Preferred Stock	$240	$240	$-

Net (losses)/income Applicable to Common Shareholders	$(14,994)	$(2,065)	$1,139
Per share data:
Net (loss)/income per common share - basic	$(7.49)	$(1.05)	$0.59
Net (loss)/income per common share - diluted	$(7.49)	$(1.05)	$0.58

See Accompanying Notes

SANTA LUCIA BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
Years Ended December 31, 2010, 2009, and 2008

	(in thousands)
						Retained	Accumulated
			Common Stock		Additional	Earnings	Other
	Comprehensive	Preferred Stock	Shares		Paid-in	(Accumulated	Comprehensive
	Income		Outstanding	Amount	Capital	Deficit)	Income
Balance at January 1, 2008			1,924,873	$9,851	$358	$10,783	$197
Cash dividends - $0.50 per share						(963)
Exercise of stock options,
including the realization of tax
benefits of $19,000			4,360	43	19	(28)
Repurchase and retirement of stock			(6,180)			(147)
Cumulative - effect adjustment of
change in accounting for split-dollar
life insurance arrangements						(102)
Preferred Stock - Series A		3,799			151
Stock Option Compensation Expense					149
Comprehensive Income:
Net income	$1,139					1,139
Change in unrealized gain
on available-for-sale securities,
net of taxes of $256	365						365
Less reclassification adjustment
for gains included in net income,
deferred of tax of $44	(64)						(64)
Total Comprehensive Income	$1,440
Balance at December 31, 2008		$3,799	1,923,053	$9,894	$677	$10,682	$498
Dividends Preferrred Stock						(181)
Cash dividends - $0.25 per share						(481)
Stock Dividend - 2%			38,281	455		(455)
Cash in lieu for fractional shares						(2)
Accretion on Preferred Stock		40				(40)
Stock Option Compensation Expense					136
Comprehensive Income:
Net loss	$(1,825)					(1,825)
Change in unrealized gain
on available-for-sale securities,
net of taxes of $211	(300)						(300)
Less reclassification adjustment
for gains included in net income,
deferred of tax of ($93)	132						132
Refund TARP expenses					1
Total Comprehensive Income	$(1,993)
Balance at December 31, 2009		$3,839	1,961,334	$10,349	$814	$7,698	$330
Dividend Preferred Stock						(200)
Stock Dividend - 2%			39,096	294		(294)
Cash in lieu for fractional shares						(1)
Accretion on Preferred Stock		40				(40)
Exercise of Stock Options			2,701	22		(22)
Stock Option Compensation Expense					142
Comprehensive Income:
Net loss	$(14,754)					(14,754)
Change in unrealized gain
on available-for-sale securities,
net of taxes of $0	(1,260)						(1,260)
Less reclassification adjustment
for gains included in net income,
deferred of tax of $0	588						588
Total Comprehensive Income	$(15,426)
Balance at December 31, 2010		$3,879	2,003,131	$10,665	$956	$(7,613)	$(342)

See Accompanying Notes

SANTA LUCIA BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2010, 2009, and 2008

	(in thousands)
	2010	2009	2008
Cash flows from operating activities:
Net earnings (losses)	$(14,754)	$(1,825)	$1,139
Adjustments to reconcile net earnings (losses) to net cash
provided (used) by operating activities:
Depreciation and amortization	540	598	643
Provision for loan losses	15,198	5,460	975
Gain on sale of investment securities	(588)	(225)	(108)
Deferred income taxes	1,660	(337)	(371)
Dividends on cash value of life insurance	236	(240)	(230)
Other items, net	2,224	(2,414)	789
Net cash provided by operating activities	4,516	1,017	2,837

Cash flows from investing activities:
Proceeds from principal reductions and maturities
of investment securities	18,829	16,678	12,617
Proceeds from sale of investment securities	19,810	5,176	5,513
Purchases of investment securities	(30,590)	(24,427)	-
(Purchase)/Sale of Federal Reserve Bank and FHLB stock	112	(126)	-
Net change in loans	3,086	(17,818)	(20,987)
Purchases of bank premises and equipment	(52)	(198)	(399)
Proceeds on sale of OREO	1,088	-	-
Proceeds for sale of Life Insurance	589	490	-
Net cash provided(used) in investing activities	12,872	(20,225)	(3,256)

Cash flows from financing activities:
Net change in deposits	(4,856)	26,407	(402)
Proceeds and tax benefit from exercise of stock options	-	-	34
Proceeds from Issuance of Preferred Stock, Net	-	-	3,950
Stock repurchases	-	-	(147)
Net (repayments) proceeds from borrowings	(1,000)	(5,667)	(1,233)
Dividends paid on Preferred Stock	(200)	(181)	-
Cash dividends paid Common Stock	(1)	(483)	(962)
Net cash (used) provided by financing activities	(6,057)	20,076	1,240

Increase (Decrease) in cash and cash equivalents	11,331	868	821

Cash and cash equivalents at beginning of year	9,088	8,220	7,399
Cash and cash equivalents at end of year	$20,419	$9,088	$8,220

Supplemental disclosure of cash flow information:
Interest paid	$2,288	$3,170	$3,926
Income taxes paid	$-	$265	$1,130
Cashless exercise of stock options	$22	$-	$28
Transfer of Loans to Other Real Estate Owned	$3,066	$892	$-

See Accompanying Notes

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009, and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Santa Lucia Bank (the “Bank”), collectively referred to herein as the “Company.”  All significant intercompany transactions have been eliminated.

The accounting and reporting policies of the Company are in accordance with accounting principles generally accepted in the Unites States of America and prevailing practices within the banking industry.  A summary of the significant accounting policies consistently applied in preparation of the accompanying financial statements follows:

Nature of Operations

The Company has been organized as a single operating segment and maintains four branches in the San Luis Obispo and northern Santa Barbara Counties of California.  The Company’s primary source of revenue is interest income from loans to customers. The Company’s customers are predominantly small and middle-market businesses and individuals.

The Company has no significant business activities other than its investment in the Bank and its investment and related borrowings from the Capital Trust as discussed in Note H. Accordingly, no separate financial information on the Bancorp is provided.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Cash and Cash Equivalents

For the purposes of reporting cash flows, cash and cash equivalents includes cash, noninterest-earning deposits and federal funds sold.  Generally, federal funds are sold for one day periods.

Cash and Due From Banks

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank.  The Bank was in compliance with the reserve requirements as of December 31, 2010 and 2009.

The Company periodically maintains amounts due from banks that exceed federally insured limits.  The Company has not experienced any losses in such accounts.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009, and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Investment Securities

Bonds, notes, and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity.

Investments not classified as trading securities nor as held-to-maturity securities are classified as available-for-sale securities and recorded at fair value.  Unrealized gains or losses on available-for-sale securities are excluded from net income and reported as an amount net of taxes as a separate component of other comprehensive income included in shareholders’ equity.  Premiums or discounts on held-to-maturity and available-for-sale securities are amortized or accreted into income using the interest method.  Realized gains or losses on sales of held-to-maturity or available-for-sale securities are recorded using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation.  For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer.  Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings.  For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows; OTTI related to credit loss, which must be recognized in the income statement and; OTTI related to other factors, which is recognized in other comprehensive income.  The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis.  For equity securities, the entire amount of impairment is recognized through earnings.

Loans

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

Allowance for Loan Losses

The determination of the balance in the allowance for loan losses is based on an analysis of the loan portfolio and reflects an amount which, in management’s judgment, is adequate to provide for potential credit losses after giving consideration to the character of the loan portfolio, current economic conditions, past credit loss experience and such other factors as deserve current recognition in estimating credit losses.  The provision for loan losses is charged to expenses.

The allowance for loan losses is a valuation allowance for probable incurred credit losses.  Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.  Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors.  Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009, and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

The allowance consists of specific and general reserves.  Specific reserves relate to loans that are individually classified as impaired.  A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.  Loans, for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are generally considered troubled debt restructurings and classified as impaired.

Commercial and real estate loans are individually evaluated for impairment.  If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.  Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception.  If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral.  For troubled debt restructurings that subsequently default, the Bank determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

General reserves cover non-impaired loans and are based on historical loss rates for each portfolio segment, adjusted for the effects of qualitative or environmental factors that are likely to cause estimated credit losses as of the evaluation date to differ from the portfolio segment’s historical loss experience. Qualitative factors include consideration of the following: changes in lending policies and procedures; changes in economic conditions, changes in the nature and volume of the portfolio; changes in the experience, ability and depth of lending management and other relevant staff; changes in the volume and severity of past due, nonaccrual and other adversely graded loans; changes in the loan review system; changes in the value of the underlying collateral for collateral-dependent loans; concentrations of credit and the effect of other external factors such as competition and legal and regulatory requirements.

Portfolio segments identified by the Bank include construction and land development, commercial real estate, commercial and industrial and consumer loans.  Relevant risk characteristics for these portfolio segments generally include debt service coverage, loan-to-value ratios and financial performance on non-consumer loans and credit scores, debt-to income, collateral type and loan-to-value ratios for consumer loans.

Interest and Fees on Loans

Interest income is accrued daily as earned on all loans. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans.  The accrual of interest on loans is discontinued when principal or interest is past due 90 days based on contractual terms of the loan or when, in the opinion of management, there is reasonable doubt as to collectability.  When loans are placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income.  Income on nonaccrual loans is subsequently recognized only to the extent that cash is received and the loan’s principal balance is deemed collectible.  Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to all principal and interest. Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009, and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Premises and Equipment

Land is carried at cost.  Premises and equipment are carried at cost less accumulated depreciation and amortization.  Depreciation is computed using the straight-line method over the estimated useful lives, which ranges from three to ten years for furniture and fixtures and forty years for buildings.  Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

Company Owned Life Insurance

Company owned life insurance is recorded at the amount that can be realized under insurance contracts at the date of the statement of financial condition, which is the cash surrender value adjusted for other charges or the amounts due that are probable at settlement.

Other Real Estate Owned

Other real estate owned represents real estate acquired through foreclosure and is carried at the lower of the recorded investment in the property or its fair value.  Prior to foreclosure, the value of the underlying loan is written down to the fair market value of the real estate to be acquired by a charge to the allowance for credit losses, if necessary.  Any subsequent write-downs are charged against operating expenses.  Operating expenses of such properties, net of related income, are included in other expenses.

Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) Stock

The Bank is a member of the FHLB and the FRB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors and may invest in additional amounts.  FHLB and FRB stock are carried at cost, classified as restricted securities, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Income Taxes

Deferred income taxes are computed using the asset and liability method, which recognizes a liability or asset representing the tax effects, based on current tax law, of future deductible or taxable amounts attributable to events that have been recognized in the financial statements.  A valuation allowance is established to reduce the deferred tax asset to the level at which it is “more likely than not” that the tax asset or benefits will be realized.  Realization of tax benefits of deductible temporary differences and operating loss carryforwards depends on having sufficient taxable income of an appropriate character within the carryforward periods.

The Company has adopted guidance issued by the Financial Accounting Standards Board that clarifies the accounting for uncertainty in tax positions taken or expected to be taken on a tax return and provides that the tax effects from an uncertain tax position can be recognized in the financial statements only if, based on its merits, the position is more likely than not to be sustained on audit by the taxing authorities. Interest and penalties related to uncertain tax positions are recorded as part of income tax expense.

Advertising Costs

The Company expenses the costs of advertising in the period incurred.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009, and 2008

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Comprehensive Income

Changes in unrealized gain or loss on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income for the Company.

Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit as described in Note N.  Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Earnings Per Common Share (“EPS”)

Basic earnings per common share (“EPS”) are based on the weighted average number of common shares outstanding before any dilution from common stock equivalents.  Diluted earnings per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All outstanding stock options were not considered in computing diluted earnings per share for 2010 because they were anti-dilutive.

Stock-Based Compensation

The Company has two stock option plans, which are fully described in Note K. The Company recognizes the cost of employee services received in exchange for awards of stock options or other equity instruments, based on the grant-date fair value of those awards. The cost is recognized over the period which an employee is required to provide services in exchange for the award, generally the vesting period.

Fair Value Measurement

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Current accounting guidance establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The guidance describes three levels of inputs that may be used to measure fair value.

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a Bank’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

See note P for more information and disclosures relating to the Bank’s fair value measurement.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009, and 2008

NOTE A SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Reclassifications

Certain reclassifications have been made in the 2009 and 2008 financial statements to conform to the presentation used in 2010.  These reclassifications had no impact on the Company’s previously reported financial statements.

Adoption of New Accounting Standards

In June 2009, accounting standards were amended to clarify when a transferor has surrendered control over transferred financial assets and thus is entitled to account for the transfer as a sale.  The amendments establish specific conditions for accounting for the transfer of a financial asset, or a portion of a financial asset, as a sale. This guidance was effective for transfers occurring on or after January 1, 2010 and impacted when a loan participation or SBA loan sale could be accounted for as a sale and the related transferred asset derecognized by the Bank.  Adoption of the standard by the Bank in 2010 did not have a material impact on its balance sheet or statement of operations other than a three month delay in the recognition of the sale and related gain on SBA loan sales due to the existence of recourse provisions commonly found in SBA loan sale agreements.

In July 2010, accounting standards were amended to require significantly more information about the credit quality of the Bank’s loan portfolio.  Although this statement addresses only disclosure and does not seek to change recognition or measurement, the disclosure represents a meaningful change in practice.  New period-end related disclosures are reflected in these financial statements while new activity related disclosures will be effective in 2011.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS
December 31, 2010, 2009, and 2008
(in thousands)

NOTE B - INVESTMENT SECURITIES

The amortized cost, carrying value and estimated fair values of investment securities available for sale as of December 31, 2010 and December 31, 2009 are as follows:

	Amortized	Unrealized	Unrealized	Estimated
	cost	gains	losses	fair value
December 31, 2010
U.S. government and
agency securities	$10,212	$28	$(198)	$10,042
States and political
subdivisions	1,818	9	(28)	1,799
SBA Cert of Participation	7,793	-	(177)	7,616
Mortgage-backed securities	13,062	103	(80)	13,085
	$32,885	$140	$(483)	$32,542
December 31, 2009
U.S. government and
agency securities	$21,825	$217	$(9)	$22,033
States and political
subdivisions	3,714	95	(5)	3,804
Mortgage-backed securities	14,891	295	(33)	15,153
	$40,430	$607	$(47)	$40,990

The carrying value of investment securities pledged to secure public funds, borrowings and for other purposes as required or permitted by law amounts to approximately $29.6 million and $12.6 million at December 31, 2010 and 2009, respectively. During 2010 the Bank had proceeds from the sale of $19.8 million in various securities and gross gains of $588 during 2010 compared to $5.1 million in proceeds in 2009 with $225 in gross gains for the period ending 2009.

The amortized cost and estimated fair value of debt securities at December 31, 2010, by contractual maturity, are shown below.  Mortgage-backed securities are classified in accordance with their estimated lives.  Expected maturities may differ from contractual maturities because borrowers may have the right to prepay obligations.

	Amortized	Estimated
	cost	fair value
Securities available for sale:
Due in one year or less	$524	$534
Due after one year through five years	6,945	6,961
Due after five years through ten years	882	867
Due after ten years	24,534	24,180
	$32,885	$32,542

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE B - INVESTMENT SECURITIES – Continued

The gross unrealized loss and related estimated fair value of investment securities that have been in a continuous loss position for less than twelve months and over twelve months at December 31, 2010 and 2009 are as follows:

	Less than twelve months		Over twelve months			Total
	Unrealized	Estimated	Unrealized	Estimated	Unrealized	Estimated
	loss	fair value	loss	fair value	loss	fair value
December 31, 2010
U.S. government and
agency securities	$(198)	$7,999	$-	$-	$(198)	$7,999
States and political
subdivisions	(28)	1,020	-	-	(28)	1,020
SBA Certificates of
Participation	(177)	7,616	-	-	(177)	7,616
Mortgage-backed
securities	(81)	6,863	-	-	(81)	6,863
	$(484)	$23,498	$-	$-	$(484)	$23,498
December 31, 2009
U.S. government and
agency securities	$(9)	$3,995	$-	$-	$(9)	$3,995
States and political
subdivisions	-	-	(5)	291	(5)	291
Mortgage-backed
securities	(32)	3,038	(1)	198	(33)	3,236
	$(41)	$7,033	$(6)	$489	$(47)	$7,522

At December 31, 2010, the Company has fifteen investment securities where estimated fair market value was 2.02% less than amortized cost.  Unrealized losses on these securities have not been recognized into income because the issuer bonds are of high credit quality (rated AAA), management does not intend to sell and it is not likely that management would be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates.  The fair value is expected to recover as the bonds approach maturity.

NOTE C - LOANS

The Bank’s loan portfolio consists primarily of loans to borrowers within San Luis Obispo and northern Santa Barbara Counties, California.  Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank’s market areas.  As a result, the Bank’s loan and collateral portfolios are, to some degree, concentrated in those industries.

Prior to December 31, 2010 the Bank had certain loans pledged under a blanket lien agreement to secure a borrowing arrangement with the Federal Home Loan Bank (FHLB) discussed in Note G. On December 20, 2010, the Bank was advised by the FHLB that due to the Bank’s financial condition, the blanket lien method for loan collateral would no longer be available and the Bank would need to “deliver” collateral. Subsequent to December 31, 2010, the Bank has delivered loan collateral in the amount of approximately $41.8 million with a borrowing capacity of approximately $16.1 million.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE C – LOANS - Continued

The composition of the loan portfolio at December 31, 2010 and 2009 is as follows:

	2010	2009

Real Estate - construction	$38,143	$47,458
Real Estate - other	114,332	111,183
Commercial	34,232	41,744
Consumer	1,663	1,783
	188,370	202,168
Deferred loan fees	(621)	(683)
Allowance for loan losses	(10,999)	(3,386)
	$176,750	$198,099

The allowance for loan losses is increased by the provision to income and decreased by net charge-offs.  Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Transactions in the allowance for loan losses are summarized as follows:

	2010	2009	2008

Balance at beginning of year	$3,386	$2,310	$1,674
Provision charged to expense	15,198	5,460	975
Loans charged off	(7,792)	(4,386)	(352)
Recoveries on loans previously charged off	207	2	13
Balance at end of year	$10,999	$3,386	$2,310

The following is a summary of the investment in impaired loans, the related allowance for loan losses, income recognized and information pertaining to nonaccrual and past due loans as of December 31, 2010, 2009 and 2008:
	2010	2009	2008

Recorded investment in impaired loans	$25,006	$10,175	$1,614
Related allowance for loan losses	$2,836	$472	$394
Average recorded investment in impaired loans	$25,150	$4,832	$1,528
Interest income recognized for cash payments	$-	$206	$-
Total nonaccrual loans	$23,945	$6,407	$1,614
Total loans past-due ninety days or more and still accruing	$-	$-	$-

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE C – LOANS - Continued

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by impairment method as of December 31, 2010:

	Evaluated for Impairment
Allowance for Loan Losses	Individually	Collectively	Total

Construction and Land Development	$2,585	$1,252	$3,837
Commercial Real Estate	228	2,692	2,920
Commercial and Industrial	23	4,141	4,164
Consumer	-	78	78
	$2,836	$8,163	$10,999

	Evaluated for Impairment
Loans	Individually	Collectively	Total

Construction and Land Development	$15,537	$22,606	$38,143
Commercial Real Estate	6,496	107,836	114,332
Commercial and Industrial	2,873	31,359	34,232
Consumer	100	1,563	1,663
	$25,006	$163,364	$188,370

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as current financial information, historical payment experience, collateral adequacy, credit documentation, and current economic trends, among other factors.  The Company analyzes loans individually by classifying the loans as to credit risk.  This analysis typically includes larger, non-homogeneous loans such as commercial real estate and commercial and industrial loans.  This analysis is performed on an ongoing basis as new information is obtained.  The Company uses the following definitions for risk ratings:

Special Mention - Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Impaired – A loan is considered impaired, when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement.

Loans listed as pass include larger non-homogeneous loans not meeting the risk rating definitions above and smaller, homogeneous loans not assessed on an individual basis.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE C – LOANS - Continued

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows as of December 31, 2010:
	Pass	Special Mention	Sub-standard	Impaired	Total
December 31, 2010
Real Estate:
Construction and Land Development	$15,276	$4,143	$3,187	$15,537	$38,143
1-4 Family Residential	8,216	-	-	1,383	9,599
Multifamily Residential	2,783	-	-	-	2,783
Commercial real Estate and Other	88,731	6,569	1,537	5,113	101,950
Commercial and Industrial	30,200	174	985	2,873	34,232
Consumer and Other	1,541	-	22	100	1,663
	$146,747	$10,886	$5,731	$25,006	$188,370

Past due and nonaccrual loans were as follows as of December 31, 2010:

	Still Accruing
	30-89 Days Past Due	Over 90 Days Past Due	Non-Accrual
December 31, 2010
Real Estate:
Construction and Land Development	$606	$-	14,912
1-4 Family Residential	-	-	1,383
Multifamily Residential	-	-	-
Commercial real Estate and Other	-	-	5,113
Commercial and Industrial	-	-	2,437
Consumer and Other	-	-	100
	$606	$-	$23,945

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)
NOTE C – LOANS - Continued

Individually impaired loans were as follows as of December 31, 2010:

	Unpaid			Average	Interest
	Principal	Recorded	Related	Recorded	Income
	Balance	Investment	Allowance	Investment	Recognized
December 31, 2010
With no Related Allowance Recorded
Real Estate:
Construction and Land Development	$13,930	$11,721	$-	$11,540	$45
1-4 Family Residential	2,269	1,383	-	2,795	-
Multifamily Residential	-	-	-	-	-
Commercial Real Estate and Other	4,704	4,657	-	4,753	-
Commercial and Industrial	3,361	2,465	-	4,041	20
Consumer	100	100	-	25	-
With an Allowance Recorded
Real Estate:
Construction and Land Development	3,816	3,816	2,585	2,897	-
1-4 Family Residential	-	-	-	-	-
Multifamily Residential	-	-	-	-	-
Commercial Real Estate and Other	455	455	228	228	-
Commercial and Industrial	409	409	23	216	-
Consumer	-	-	-	-	-
	$29,044	$25,006	$2,836	$26,495	$65

The Bank has allocated $2.8 million of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2010.  The Bank has not committed to lend additional amounts  as of December 31, 2010 to customers with outstanding loans that are classified as troubled debt restructurings.

NOTE D - RELATED PARTY TRANSACTIONS

In the ordinary course of business, the Bank has granted loans to certain executive officers, directors and the businesses with which they are associated.  All such loans and commitments to lend were made under terms which are consistent with the Bank’s normal lending policies.

The following is an analysis of the activity of all such loans:

	2010	2009

Beginning balance	$5,081	$5,197
Credits granted, including renewals	1,171	1,180
Repayments	(3,845)	(1,296)
	$2,407	$5,081

In regard to related party transactions there are undisbursed loans amount of approximately $565 and $700 at December 31, 2010 and 2009, respectively.

Deposits from related parties held by the Bank at December 31, 2010 and 2009 amounted to $2.2 million and $842 respectively.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE E - PREMISES AND EQUIPMENT

The composition of premises and equipment at December 31 is as follows:

	2010	2009

Premises	$7,766	$7,750
Furniture, fixtures and equipment	4,326	4,298
	12,092	12,048
Less accumulated depreciation	6,388	5,856
	5,704	6,192
Land	2,031	2,031
	$7,735	$8,223

NOTE F - DEPOSITS

At December 31, 2010, the scheduled maturities of time deposits are as follows:

Due in one year	$69,710
Due from one to three years	10,547
Due after three years	2,323
$82,580

NOTE G - SHORT-TERM BORROWINGS

The Bank has a borrowing arrangement with the Federal Home Loan Bank of San Francisco (FHLB) and the Federal Reserve Bank (FRB).  The Bank currently has two credit lines with the FHLB, one collateralized by certain loans and the other by certain investment securities. The amount of borrowing capacity at December 31, 2010 related to the pledged investment securities was approximately $20.0 million. On December 20, 2010, the Bank was advised by the FHLB that due to the Bank’s financial condition, this blanket lien method for loan collateral would no longer be available and the Bank would need to “deliver” collateral. Subsequent to December 31, 2010, the Bank has delivered loan collateral in the amount of approximately $41.8 million with a borrowing capacity of approximately $19.1 million. The Bank also has a borrowing relationship established with the Federal Reserve Bank that is collateralized by approximately $7.5 million in investment securities. The Bank has no Fed Funds lines with correspondent banks at December 31, 2010.

As of December 31, 2010 the Bank had no borrowings.

NOTE H - LONG-TERM BORROWINGS

During the third quarter of 2003, the Bank issued Subordinated Debentures to nineteen investors including executive officers and members of the Bank’s Board of Directors, in the total sum of $2.0 million (“Debentures”).

The total amount issued to executive officers and directors was $1.1 million.  The Debentures include quarterly payment of interest at prime plus 1.5% and quarterly principal installments of $167 commencing on September 30, 2008 until paid in full on June 30, 2011. In December 2010, the Bank elected to prepay $499 which consisted of the total remaining amounts due to the holder of the notes. At December 31, 2010 there were no balances owing in regard to the Debentures.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE H - LONG-TERM BORROWINGS-continued

On April 28, 2006, the Company issued $5.2 million in junior subordinated debt securities (the “debt securities”) to the Santa Lucia Capital Trust, a statutory trust created under the laws of the State of Delaware.  These debt securities are subordinated to effectively all borrowings of the Company and are due and payable on July 7, 2036.  These debt securities may be redeemed for 105% of the principal balance through July 7, 2011 and at par thereafter.  Interest is payable quarterly beginning July 7, 2006 at 1.48% over the quarterly adjustable 3-month LIBOR. At December 31, 2010 the rate was 1.77%

The Company also purchased a 3% minority interest in Santa Lucia (CA) Capital Trust.  The balance of the equity of The Company Bancorp (CA) Capital Trust is comprised of mandatorily redeemable preferred securities.

Following consultation with the FRB, on August 31, 2010 the Company elected to defer regularly scheduled payments on its outstanding junior subordinated debenture relating to its outstanding $5.2 million trust preferred security (the “Security”) for a period of up to 20 consecutive quarters (the “Deferral Period”).  The terms of the Security and the trust documents allow the Company to defer payments of interest for the Deferral Period without default or penalty.  During the Deferral Period, the Company will continue to recognize interest expense associated with the Security.  Upon the expiration of the Deferral Period, all accrued and unpaid interest will be due and payable.  During the Deferral Period, the Company is prevented from paying cash dividends to shareholders or repurchasing stock.

NOTE I - INCOME TAXES

The asset and liability method is used in accounting for income taxes.  Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As a result of the increase in the Company‘s reported losses, during the first quarter of 2010 we increased the valuation allowance on deferred tax assets because the benefit of such assets is dependent on future taxable income.  As a result, income tax expense for the year ended December 31, 2010 was $807. As the Company implements plans to return to profitability, future operating earnings, if any, would benefit from significant net operating loss carry-forwards.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE I - INCOME TAXES-Continued

Significant components of the Company’s deferred tax liabilities and assets as of December 31 are as follows:

`	2010	2009	2008
Deferred liabilities:
Tax over book depreciation	$216	$300	$369
Market value adjustment on investment securities	-	231	349
Other	87	129	130
Total deferred tax liabilities	303	660	848

Valuation Allowance	(6,522)	-	-

Deferred tax assets:
Allowance for loan losses	3,668	1,009	909
Deferred compensation plans	701	699	671
State taxes	1	1	95
Net loss carryforward	1,997	232	28
Other	731	148	119
Total deferred tax assets	7,098	2,089	1,822

Net deferred tax assets	$273	$1,429	$974

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE I - INCOME TAXES-Continued

The provision for income taxes consists of the following:

	2010	2009	2008

Currently payable	$(580)	$(1,097)	$1,004
Deferred benefit	1,387	(337)	(371)
	$807	$(1,434)	$633

The principal sources of deferred income taxes and the tax effect of each are as follows:

	2010	2009	2008

Tax over book depreciation	$(84)	$(69)	$(56)
Provision for loan losses	(2,659)	(100)	(236)
State taxes	-	94	96
Net loss carryforward	(1,765)	(204)	13
Deferred compensation plans	(2)	(28)	(173)
Valuation Allowance	6,522	-	-
Other	(625)	(30)	(15)
Net deferred taxes	$1,387	$(337)	$(371)

As of December 31, 2010, the Bank had federal net operating loss carry forwards available to reduce future taxable income of approximately $4.0 million. The net operating loss carry forwards expire in 2030.

The Bank has net operating loss carryforwards of approximately $8.7 million for state income tax purposes that will expire in 2030 if not previously utilized.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE I - INCOME TAXES-Continued

As a result of the following items, the total tax expense was different from the amount computed by applying the statutory income tax rate to earnings before income taxes:

	2010		2009		2008

Federal "expected" tax	$(4,742)	(34.0)%	$(1,108)	(34.0)%	$602	34.0%
State franchise tax, net	(988)	(7.1)	(240)	(7.4)	122	6.9
Tax exempt income	(108)	(0.8)	(119)	(3.7)	(128)	(7.2)
Valuation Allowance	6,522	46.8	-		-
Other	123	.9	33	1.1	37	2.1
Total expense(benefit)	$807	5.8%	$(1,434)	(44.0)%	$633	35.7%

The Company is subject to Federal income tax and California franchise tax. Federal income tax returns for the years ended December 31, 2009, 2008 and 2007 are open to audit by the Federal authorities and California returns for the years ended December 31, 2009, 2008, 2007 and 2006 are open to audit by state authorities. The Company is currently under an IRS audit for tax year ending 2009 and 2007 for which the Company does not expect any changes to the tax position.

NOTE J - EMPLOYEE PROFIT SHARING AND DEFERRED COMPENSATION

The Bank sponsors a 401 (k) plan for the benefit of its employees.  In 1994 the Bank also approved the creation of an Employee Stock Ownership Plan for the benefit of its employees.  Contributions to these plans are determined by the Board of Directors. As a result of the large losses incurred in 2010, the Bank made no contribution to the Employee Stock Ownership Plan. The contributions for 2009 and 2008 were $154 and $202, respectively. The Bank contributed $58, $56 and $58 to the 401 (k) plan in 2010, 2009 and 2008, respectively.

The Bank has entered into a deferred compensation agreements with key officers and board members.  Under these agreements, the Bank is obligated to provide, upon retirement, a lifetime benefit for the officers and directors. The annual benefits range from $14 to $45 for key officers and $4 to $6 for directors.  The estimated present value of future benefits to be paid is being accrued over the period from the effective date of the agreements until the expected retirement dates of the participants.  The expense incurred and amount accrued for this plan for the years ended December 31, 2010, 2009, and 2008 totaled $86, $137 and $275, respectively.  The Bank is a beneficiary of life insurance policies that have been purchased as a method of financing the benefits under the agreements.

NOTE K - STOCK OPTIONS

The Company sponsors one compensatory incentive and non-qualified stock option plan which provides certain key employees and the Board of Directors with the option to purchase shares of common stock, and one Equity Based Compensation Plan which provides certain key employees and the Board of Directors with the award of any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Share Unit, Performance Share Award, Dividend Equivalent, or any combination thereof.  In 1999, the Bank adopted a stock option plan (the 2000 plan) under which up to 374,514 shares of the Bank’s common stock may be issued to directors, officers, and key employees.  In 2006, the Company adopted the 2006 Equity Based Compensation Plan (the Plan), which the maximum number of shares of common stock that may be awarded under this Plan shall not exceed 208,000 shares, including 39,743 shares rolled over from the Company’s 2000 Stock Option Plan which expires on August 15, 2015.  Option prices may not be less than 100% of the fair market value of the stock at the date of grant.  Options became exercisable at the rate of 20% per year beginning at various dates and expire not more than ten years from the date of grant.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE K - STOCK OPTIONS - Continued

The Company recognized stock-based compensation costs of $142, $136 and $148 and related tax benefits of $15, $26 and $42 for 2010, 2009 and 2008, respectively.

The fair value of each option granted was estimated on the date of grant using the Black-Scholes options pricing model with the following assumptions:

2010

Risk-free rates	2.55%
Expected volatility	20.00%
Expected dividend yield	1.16%
Expected term	5.8 yrs
Weighted-average grant
date fair value	$1.87

There were no options granted in 2009.

A summary of the status of the Company’s fixed stock option plan as of December 31, 2010 and changes during the year then ended is presented below:
			Weighted-
		Weighted-	average
		average	remaining	Aggregate
		exercise	contractual	intrinsic
	Shares	price	term	value

Outstanding at beginning of year	237,794	$18.68
Granted	59,470	8.92
Exercised	(8,323)	7.87
Forfeited	(25,878)	18.60
Expired	(28,881)	7.87
Outstanding at end of year	234,182	$16.50	5.3 years	None

Options exercisable	158,765	$17.98	3.9 years	None

The total intrinsic value of options exercised during the years ended December 31 were approximately $0 in 2010 and 2009 and $93 in 2008. As of December 31, 2010 there was $143 of total unrecognized compensation cost related to the outstanding stock options that will be recognized over a weighted average period of 1.8 years.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)
NOTE L – DIVIDENDS

The Company paid cash dividends of $0.25 per share to all shareholders of record as of March 31, 2009 and declared a 2% stock dividend to all shareholders of record as of September 30, 2009 and March 31, 2010. Per share data in the financial statements have been retroactively adjusted to reflect the 2% stock dividends.

NOTE M - EARNINGS PER SHARE (EPS)

The following is a reconciliation of net earnings (loss) and shares outstanding to the income and number of shares used to compute EPS:
(in thousands, except per share data)	December 31, 2010		December 31, 2009		December 31, 2008
	Income	Shares	Income	Shares	Income	Shares
(dollars in thousands)
Net income (loss)	$(14,754)		$(1,825)		$1,139
Less dividends earned on Preferred Stock	(200)		(200)
Accreted discount on Preferred Stock	(40)		(40)
Average shares outstanding		2,002,960		1,961,483		1,924,023
Used in Basic EPS	(14,994)	2,002,960	(2,065)	1,961,483	1,139	1,924,023
Dilutive effect of outstanding
stock options						48,465
Used in Diluted EPS	$(14,994)	2,002,960	$(2,065)	1,961,483	$1,139	1,972,488

	Basic	$(7.49)	Basic	$(1.05)	Basic	$0.59
	Diluted	$(7.49)	Diluted	$(1.05)	Diluted	$0.58

NOTE N - COMMITMENTS AND CONTINGENCIES

The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those commitments.  Commitments to extend credit (such as the unfunded portion on lines of credit and commitments to fund new loans) as of December 31, 2010 and 2009 amounts to approximately $31.6 million and $43.1 million, respectively, of which approximately $1.6 million and $1.3 million are related standby letters of credit, respectively.  The Company uses the same credit policies in these commitments as is done for all of its lending activities.  As such, the credit risk involved in these transactions is essentially the same as that involved in extending loan facilities to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements.  The Company evaluates each client's credit worthiness on a case-by-case basis.  The amount of collateral obtained if deemed necessary by the Company is based on management's credit evaluation of the customer.  The majority of the Company's commitments to extend credit and standby letters of credit are secured by real estate.

In the normal course of business, the Company is involved in various forms of litigation.  In the opinion of management, and based on the advise of the Company’s legal counsel, the disposition of all pending litigation will not have a material effect on the Company’s financial position.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE O – PREFERRED STOCK AND RELATED WARRANT

December 19, 2008, the Company entered into a Purchase Agreement with the United States Department of the Treasury (the “Treasury”), pursuant to which the Company agreed to issue and sell 4,000 shares of the Company’s Preferred Stock as Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock) and a Warrant to purchase 37,360 shares of the Company’s Common Stock for an aggregate purchase price of $4 million in cash. In connection with this transaction the Company incurred $50 in costs.

The Preferred Stock qualifies as Tier 1 capital and will pay cumulative dividends quarterly at a rate of 5% per annum for the first five years and 9% per annum thereafter. The Preferred Stock may be redeemed by the Company after three years. Prior to the end of the three years, the Preferred Stock may be redeemed only with proceeds from the sale of qualifying equity securities of the Company.

The Warrant has a 10-year term and is immediately exercisable upon its issuance, with an exercise price, subject to anti-dilution adjustments, equal to $16.06 per share. On March 31, 2010 the Board of Directors declared a 2% stock dividend which automatically increased the number of common shares subject to the warrant to 38,869 and reduced the exercise price of the warrant to $15.43.

Neither the Preferred Stock nor the Warrant will be subject to any contractual restrictions on transfer, except that Treasury may only transfer or exercise an aggregate of one-half of the Warrant Shares prior to the redemption of 100% of the shares of Preferred Stock .

In the Purchase Agreement, the Company agreed that, until such time as Treasury ceases to own any debt or equity securities of the Company acquired pursuant to the Purchase Agreement, the Company will take all necessary action to ensure that its benefit plans with respect to its senior executive officers comply with Section 111(b) of the Emergency Economic Stabilization Act of 2008 (the “EESA”) as implemented by any guidance or regulation under the EESA that has been issued and is in effect as of the date of the issuance of the Preferred Stock and the Warrant, and has agreed to not adopt any benefit plans with respect to, or which covers, its senior executive officers that do not comply with the EESA, and the applicable executives have consented to the foregoing.

The net proceeds from the issuance of the Preferred Stock and Warrant of $3.95 million were allocated between the Preferred Stock and the Warrant based on their estimated relative fair values.  The resulting discount of $201 on the Preferred Stock will be accreted against retained earnings over the estimated five-year life of the Preferred Stock reducing the reported income available for common shareholders.

Following consultation with the FRB, on August 31, 2010 the Company elected to defer regularly scheduled dividends on the Preferred Stock. As of December 31, 2010, the Company has missed two dividend payments. By deferring the dividends on Series A Senior Preferred Stock for a total of six quarters, whether or not consecutive, the U.S. Treasury will have the right to elect two members of the Company’s Board of Directors, voting together with any other holders of preferred shares ranking pari passu with the Series A Senior Preferred Stock. These directors would serve on the Company’s Board of Directors until such time as the Company has paid in full all dividends not previously paid, at which time these directors’ terms of office would immediately terminate.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE P - FAIR VALUE MEASUREMENT

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value:

Securities: The fair values of securities available for sale are determined by obtaining significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data. (Level 2)

Collateral-Dependent Impaired Loans:  The Bank does not record loans at fair value on a recurring basis. However, from time to time, fair value adjustments are recorded on these loans to reflect (1) partial write-downs, through charge-offs or specific reserve allowances, that are based on the current appraised or market-quoted value of the underlying collateral or (2) the full charge-off of the loan carrying value. In some cases, the properties for which market quotes or appraised values have been obtained are located in areas where comparable sales data is limited, outdated, or unavailable. Fair value estimates for collateral-dependent impaired loans are obtained from real estate brokers or other third-party consultants (Level 3).

Other Real Estate Owned: Nonrecurring adjustments to certain commercial and residential real estate properties classified as other real estate owned (OREO) are measured at the lower of carrying amount of fair value, less costs to sell. Fair values are generally based on third party appraisals of the property, resulting in a Level 3 classification. In cases where the carrying amount exceeds the fair value, less costs to sell, an impairment loss is recognized.

The following table provides the hierarchy and fair value for each major category of assets and liabilities measured at fair value at December 31, 2010 and 2009:

	Fair Value Measurements as of December 31, 2010 using
	Level 1	Level 2	Level 3	Total
Assets and liabilities measured at fair value on a recurring basis
Assets:
Securities Available for Sale	$-	$32,542	$-	$32,542

Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired
Loans, Net of Specific Reserves	$-	$-	$17,761	$17,761
Other Real Estate Owned	$-	$-	$2,123	$2,123

	Fair Value Measurements as of December 31, 2009 using
	Level 1	Level 2	Level 3	Total
Assets and liabilities measured at fair value on a recurring basis
Assets:
Securities Available for Sale	$-	$40,990	$-	$40,990

Assets measured at fair value on a non-recurring basis
Collateral-Dependent Impaired
Loans, Net of Specific Reserves	$-	$-	$6,407	$6,407
Other Real Estate Owned	$-	$-	$428	$428

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE P - FAIR VALUE MEASUREMENT-continued

Collateral-dependent impaired loans had a net carrying value of $17.8 million and $6.4 million at December 31, 2010 and December 31, 2009, respectively. There was no specific reserve associated with these loans in either period.

Other real estate owned had a net carrying amount of $2.1 million, which is made up of the outstanding balance of $2.1 million, net of a valuation allowance of $0 at December 31, 2010 and $428, net of valuation allowance of $0 at December 31, 2009,

NOTE Q - FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.  Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument.  These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument.  Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.  These estimates are subjective in nature, involve uncertainties and matters of judgment, and therefore cannot be determined with precision.  Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments.  Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Financial Assets

The carrying amounts of cash, short term investments, due from customers on acceptances and bank acceptances outstanding are considered to approximate fair value.  Short term investments include federal funds sold, securities purchased under agreements to resell, and interest bearing deposits with banks.  The fair values of investment securities, including available for sale, are discussed in Note P.  The fair value of loans are estimated using a combination of techniques, including discounting estimated future cash flows and quoted market  prices of similar instruments where available.

Financial Liabilities

The carrying amounts of deposit liabilities payable on demand, commercial paper, and other borrowed funds are considered to approximate fair value.  For fixed maturity deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities.  The fair value of long term debt is based on rates currently available for debt with similar terms and remaining maturities.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008
(in thousands)

NOTE Q - FAIR VALUES OF FINANCIAL INSTRUMENTS-Continued

Off-Balance Sheet Financial Instruments

The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements.  The fair values of these financial instruments are not deemed to be material.

The estimated fair value of financial instruments at December 31, 2010 and 2009 are summarized as follows: (in thousands)

	December 31, 2010		December 31, 2009
	Carrying	Market	Carrying	Market
	value	value	value	value
Financial Assets:
Cash and cash equivalents	$20,419	$20,419	$9,088	$9,088
Investment securities	32,542	32,542	40,990	40,990
Loans receivable, net	176,750	175,112	198,099	195,724
Cash surrender value of life insurance	4,566	4,566	5,391	5,391
Federal Reserve Bank and FHLB stock	1,531	1,531	1,643	1,643
OREO plus accrued interest and other assets	4,135	4,135	6,061	6,061

Financial Liabilities:
Time deposits	$82,580	$83,242	$89,783	$90,088
Other deposits	151,287	151,287	148,940	148,940
Other borrowings	-	-	-	-
Long-term debt	5,155	5,155	6,154	6,154
Accrued interest and other liabilities	3,234	3,234	2,016	2,016

NOTE R - REGULATORY MATTERS

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies.  Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.  The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy requires the Bank to maintain minimum amounts and ratios (set forth in this footnote) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined).

Regulatory and Enforcement Proceedings

On December 23, 2010, the Company the Bank and the Federal Reserve Bank of San Francisco (“FRBSF”) entered into a Written Agreement (the “Written Agreement”), effective December 23, 2010, addressing, among other items, management, operations, lending, asset quality and increased capital for the Company and the Bank, as appropriate.

 SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008

NOTE R - REGULATORY MATTERS-Continued

The Written Agreement was the result of a recent examination of the Bank and the Company by the FRBSF that resulted in certain criticisms of the Bank, particularly related to the overall quality of the Bank’s loan portfolio.

Among other things, the Written Agreement requires that:

•	The Company serve as a source of strength for the Bank;
•	The board of directors of the Bank submit a plan to strengthen board oversight of the management and operations of the Bank;
•	The Bank submit to the FRBSF a plan to strengthen credit risk management practices;
•	The Bank submit to the FRBSF revised written lending and credit administration policies and procedures;
•
The Bank submit to the FRBSF a written program for the effective, ongoing third party review of the Bank’s loan portfolio, and that the board of directors take appropriate steps to ensure that the findings of such reviews are addressed by management;

•	The Bank maintain a fully funded Allowance for Loans and Lease Losses (“ALLL”)
•
The Company and the Bank submit to the FRBSF an acceptable joint written plan to maintain sufficient capital at the Bank, and notify the FRBSF following any calendar quarter in which the Bank’s capital ratios fall below minimums set forth in such plan, including in such notice steps the Bank or Company intend to take to increase capital ratios;

•	The Bank submit to the FRBSF an acceptable written contingency funding plan;
•	The Bank submit to the FRBSF a written business plan for 2011 to improve the Bank’s earnings and overall condition;
•	The Bank seek regulatory approval for all dividend and other payments to stockholders
•
The Company and its nonbank subsidiary not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the FRBSF and the Director;

•	The Bank immediately take all necessary steps to correct all violations of laws and regulations cited in the Report of Examination;
•	The Company and the Bank submit any new officer or director, or change in any existing officer’s or director’s duties, to the FRBSF for prior approval or non-objection;
•	The Company and the Bank seek prior approval or non-objection from the FRBSF before making any indemnification or severance payment to an officer or director;
•	The Company and the Bank submit to the FRBSF joint quarterly written progress reports on efforts to comply with the Written Agreement;

The Written Agreement will remain effective and enforceable until stayed, modified, terminated or suspended in writing by the FRBSF. The foregoing description of the Written Agreement is a summary and does not purport to be a complete description of all of its terms, and is qualified in its entirety by reference to a copy of the Written Agreement, attached in an 8-K filing with the Securities and Exchange Commission (the “SEC”) filed on December 29, 2010.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008

NOTE R - REGULATORY MATTERS-Continued

Compliance Efforts

The Bank is actively engaged in responding to the concerns raised in the Written Agreement and believes that it has already addressed many of the regulatory requirements.

The Bank has acted promptly in regard to the requirements of the Written Agreement, including the following actions:

•
The Bank made numerous changes in the executive structure to include a newly appointed Chief Credit Officer (CCO) in July 2010 and Chief Financial Officer in September 2010. In addition, Stanley R. Cherry, Director and former President/CEO has rejoined the Bank as a senior credit administrator and will be working closely with the CCO to manage the day-to-day credit functions.

•
The Board has submitted to the regulators a plan to strengthen board oversight with many of the components already in place including new and/or enhanced financial and asset quality reporting. In addition, in August 2010, the Capital and Examination Board Committee was formed to track matters requiring immediate attention that were outlined in the regulatory report of examination and the subsequent Written Agreement, along with weekly reporting of asset quality status and capital initiatives.

•	The Bank engaged an independent third party to conduct asset quality reviews on a bi-annual basis. The first engagement in October 2010 included the review of over 73% of the entire loan portfolio.
•	Within the timelines required, all program and/or plans have been submitted to the regulators
•	The Bank and Company are in compliance with all actions requiring prior regulatory approvals

The Company and Bank will continue their efforts to comply with all provisions of the Written Agreement, and believe they are taking the appropriate steps necessary to comply in a timely fashion.

The California Department of Financial Institutions (“DFI”) completed an examination of the Bank in the fourth quarter of 2010.  Based upon discussion with the DFI following the examination, the Bank’s condition has been further downgraded.  Further, the Bank likely will receive some form of formal enforcement action from the DFI.  While we expect the action from the DFI to be similar in scope to the Written Agreement, it will differ in at least one important respect.  While the Written Agreement requires the Bank to submit a capital plan to the FRBSF, the agreement does not specify a particular level of capital the Company or Bank must maintain.  The DFI has indicated that its action will include specific minimum capital ratios that the Bank must meet for both the tier 1 leverage and total risk based capital ratios.  At this time, the Bank has not been advised of the minimum capital ratios sought by the DFI.  However, those ratios are expected to be in excess of the Bank’s current capital ratios.

While the Company and Bank are moving diligently to comply with the Written Agreement and to respond to the criticisms of the FRBSF and DFI, there can be no assurance that full compliance will be achieved with either the Written Agreement or any formal action sought by the DFI.  As a result, the Company and the Bank could become subject to further regulatory restrictions or penalties.  Full satisfaction of the Written Agreement and the action to be sought by the DFI will depend in part on raising a significant amount of additional capital.  The Company’s ability to raise capital will depend on market conditions, which are outside the Company’s control, and also on the Bank’s financial performance and condition.  Should the Bank’s asset quality continue to erode and require significant additional provision for loan losses, resulting in additional future net operating losses at the Bank, the Company’s ability to raise capital may be impaired. In addition, further operating losses would cause the Bank’s capital levels to decline further, requiring the raising of more capital.

SANTA LUCIA BANCORP AND SUBSIDIARY

NOTES TO FINANCIAL STATEMENTS

December 31, 2010, 2009, and 2008

NOTE R - REGULATORY MATTERS-Continued

The following table also sets forth the Bank’s actual capital amounts and ratios (dollar amounts in thousands):

					To be well capitalized
			For capital		under prompt corrective
	Actual		adequacy purposes		action provisions
	Amount		Amount		Amount
	(thousands)	Ratio	(thousands)	Ratio	(thousands)	Ratio
As of December 31, 2010
Bank
Total Capital (to Risk-Weighted Assets)	$14,975	8.2%	$14,680	8.0%	$18,350	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$12,573	6.9%	$7,340	4.0%	$11,010	6.0%
Tier 1 Capital (to Average Assets)	$12,573	4.8%	$10,588	4.0%	$13,235	5.0%

As of December 31, 2009
Bank
Total Capital (to Risk-Weighted Assets)	$29,223	13.2%	$17,740	8.0%	$22,175	10.0%
Tier 1 Capital (to Risk-Weighted Assets)	$26,276	11.9%	$8,870	4.0%	$13,305	6.0%
Tier 1 Capital (to Average Assets)	$26,276	9.7%	$10,821	4.0%	$13,526	5.0%

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the Bank’s undivided profits or the Bank’s net income for its last three fiscal years less the amount of any distribution made by the Bank to shareholders during the same period.

With certain exceptions the Company may not pay a dividend to its shareholders unless its retained earnings equal at least the amount of the proposed dividend.

NOTE S – HOLDING COMPANY

On April 3, 2006 the Company acquired all the outstanding shares of the Bank by issuing 1,909,837 shares of common stock in exchange for the surrender of all outstanding shares of the Bank’s common stock.  There was no cash involved in this transaction. The acquisition was accounted for like a pooling of interest and the consolidated financial statements contained herein have been restated to give full effect to this transaction. The Company has no significant business activities other than its investment in the Bank and its investment and related borrowings from Santa Lucia (CA) Capital Trust as discussed in Note H.  Accordingly, no separate financial information on the Company is provided.